Exhibit 4.2

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT, dated as of [—], 2015, is made and entered into by and among Bellerophon Therapeutics, Inc., a Delaware corporation (formerly Bellerophon Therapeutics LLC, a Delaware limited liability company), and Linde North America, Inc. (“Linde”), a Delaware corporation.  Capitalized terms shall have the meanings assigned to them in Section 1.

WHEREAS, in anticipation of its public offering, Bellerophon Therapeutics LLC has been converted on the date hereof from a limited liability company into a corporation known as Bellerophon Therapeutics, Inc. (the “Conversion”); and

WHEREAS, in connection with the Conversion, the parties have agreed to enter into this Agreement to provide the parties with the rights and obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Defined Terms.

1.1                                 Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, (a) with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (b) with respect to any individual, also means the spouse or child of such individual.

“Agreement” means this Stockholders Agreement, as the same may be amended, restated, modified or supplemented from time to time.

“Beneficially Own” means beneficially own as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time.

“Board” means the board of directors of the Company as it may be composed from time to time in accordance with the Certificate of Incorporation, the Company’s bylaws (as in effect from time to time), this Agreement and the General Corporation Law of the State of Delaware (as in effect from time to time).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect from time to time.

“Common Stock” means any shares of common stock, par value $0.01 per share, of the Company, now or hereafter authorized to be issued, and any and all equity interests of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of the Common Stock pursuant to a merger, consolidation, stock split, reverse split, stock dividend, recapitalization of the Company or otherwise.

“Company” means Bellerophon Therapeutics, Inc., a Delaware corporation, and shall, to the extent this Agreement survives, include any successor thereto by merger, consolidation, acquisition of substantially all the assets thereof, or otherwise, including any parent or subsidiary thereof that undertakes a Public Offering in lieu of the Company.

“Convertible Securities” means (a) any options or warrants to purchase or other rights to acquire Common Stock, (b) any securities by their terms convertible into, or exercisable or exchangeable for, Common Stock (directly or indirectly) and (c) any options or warrants to purchase or other rights to acquire any such convertible, exercisable or exchangeable securities.

“Initial Public Offering” means the first Public Offering.

“Linde Entities” means Linde, Linde Parent and any Affiliate of any of the foregoing.

“Linde Holder” means any of the Linde Entities and any Person that acquires shares of Common Stock from any of the Linde Entities or other Linde Holders in a transaction other than a Public Offering or a sale pursuant to Rule 144.

“Linde Parent” means Linde AG, a company incorporated under the laws of Germany.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, organization or other legal entity, or any nation, government, governmental agency or political subdivision thereof, or any person or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Public Offering” means a public offering of equity interests in the Company through a registration statement (other than a Form S-8 or successor forms) filed with, and declared effective by, the United States Securities and Exchange Commission and pursuant to which such equity interests are authorized and approved for listing on a national securities exchange.

“Rule 144” means Rule 144 promulgated under the Securities Act of 1933, as amended from time to time.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Termination Date” means the first date after the consummation of an Initial Public Offering on which no Linde Holder, together with its Affiliates, Beneficially Owns (a) at least fifty percent (50%) of the sum of (i) the aggregate number of shares of Common Stock Beneficially Owned by the Linde Entities as of immediately prior to the consummation of the Initial Public Offering plus (ii) the aggregate number of shares of Common Stock, if any, acquired by any of the Linde Entities from the Company in connection with or subsequent to the consummation of the Initial Public Offering and (b) at least ten percent (10%) of the number of shares of Common Stock that were set forth as outstanding on the cover of the Company’s then most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be; provided that the Termination Date shall be deemed to have occurred in the event that: (A) a Linde Holder other than any Linde Entity, or any of their respective Affiliates, Beneficially Owns the percentage of shares described in clause (a) of this definition; (B) the rights described in Section 2.2 hereof have not been assigned to such Linde Holder pursuant to Section 3.10 hereof; and (C) the aggregate number of shares of Common Stock then Beneficially Owned by the Linde Entities constitutes less than fifteen percent (15%) of the sum of (x) the aggregate number of shares of Common Stock Beneficially Owned by the Linde Entities as of immediately prior to the consummation of the Initial Public Offering plus (y) the aggregate number of shares of Common Stock, if any, acquired by any of the Linde Entities from the Company in connection with or subsequent to the consummation of the Initial Public Offering.

“Voting Agreement” means the Voting Agreement, dated as of February 12, 2014, by and among the Company and the stockholders party thereto from time to time, as the same may be amended, restated, modified or supplemented from time to time.

1.2                                 Other Defined Terms.  The following is a list of the remaining defined terms used in this Agreement:

Term	Section

Assignee	3.10
Conversion	Recitals
Linde	Preamble
Linde Director	2.2(a)
Linde Nominee	2.2(a)

2.                                       Board of Directors.

2.1                                 Effectiveness and Termination.  This Section 2 shall, without further action of any of the parties, (a) become effective concurrently with the termination of the Voting Agreement and (b) terminate automatically and be of no further force and effect at the close of business on the Termination Date.

2.2                                 Director Nomination Rights.

(a)                                  Linde shall have the right, at any time and from time to time, exercisable by written notice delivered to the Company referencing this Section 2.2, to designate one (1) individual to be appointed to the Board or nominated for election to the Board in each case pursuant to the procedures set forth in this Section 2.2 (each such individual designated by Linde pursuant to this Section 2.2, a “Linde Nominee”, and any Linde Nominee who is appointed or elected to the Board pursuant to this Section 2.2, a “Linde Director”), and the Company shall (as applicable) cause the Board to promptly appoint such Linde Nominee to the Board or include such Linde Nominee in the Board’s slate of nominees to the stockholders of the Company for election at the applicable meeting of stockholders.

(b)                                 In the event that a Linde Director for any reason ceases to serve as a member of the Board, whether due to the death, disability, resignation, removal or disqualification of such Linde Director or for any other reason, Linde shall have the right, exercisable by written notice delivered to the Company referencing this Section 2.2, to designate a successor to fill such vacancy, and the Company shall cause the Board to promptly fill such vacancy with such successor designee, it being understood that any such designee shall serve the remainder of the term of the Linde Director whom such designee replaces.

(c)

(i)                                     If any Linde Nominee is not appointed to the Board within fifteen (15) days of receipt by the Company of the written notice referred to in Section 2.2(a) or 2.2(b), as applicable (other than in the case of a notice delivered requesting the inclusion of the Linde Nominee in the Board’s slate of nominees to the stockholders of the Company for election of directors at an annual or special meeting of stockholders), for any reason whatsoever, then in addition to all other remedies available to Linde hereunder, Linde shall have the right, exercisable by written notice delivered to the Company, to designate another Linde Nominee (and the provisions of this Section 2.2(c)(i) shall likewise apply to each such other Linde Nominee).

(ii)                                  If any Linde Nominee designated by Linde for nomination to the Board pursuant to this Section 2.2 becomes incapable of serving on the Board as a result of such individual’s death, withdrawal or disqualification prior to the applicable meeting of stockholders, Linde has the right, exercisable by written notice delivered to the Company, to designate another Linde Nominee to be included in the Board’s slate of nominees to the stockholders of the Company for election at the applicable meeting of stockholders (and the provisions of this Section 2.2(c)(ii) shall likewise apply to each such other Linde Nominee).

(iii)                               In the event that the Linde Nominee included in the Board’s slate of nominees to the stockholders of the Company for election of directors at an annual or special meeting of stockholders fails to be elected by the stockholders at such meeting for any reason whatsoever, the Company shall cause the Board to, as promptly as reasonably practicable, increase the size of the Board by one member and appoint the Linde Nominee to the Board in such newly-created vacancy.  Any Linde Nominee appointed to the Board pursuant to the immediately preceding sentence shall be a director of the same class as the most recently elected class of directors.

(d)                                 The Company shall:

(i)                                     include the Linde Nominee in the Board’s slate of nominees to the stockholders of the Company for each election of directors (or, if the Company then has a classified board of directors, for each election of directors of the class for which such Linde Nominee has been designated) and in the proxy statement prepared by management of the Company in connection with soliciting proxies for the meeting of the stockholders of the Company called with respect to the election of members of the Board (or the members of such class, as applicable), and at each adjournment or postponement thereof, and on each action or approval by written consent of the Board or the stockholders of the Company with respect to the election or appointment of members of the Board (or the members of such class, as applicable);

(ii)                                  recommend that the Company’s stockholders vote in favor of the election of the Linde Nominee (along with the other individuals in the Board’s slate of nominees) and solicit proxies in favor of such election and otherwise support the Linde Nominee for election in a manner no less favorable than the manner in which the Company supports other individuals in the Board’s slate of nominees for election to the Board; and

(iii)                               not (x) make or recommend any amendment to the Certificate of Incorporation or the Company’s bylaws that could reasonably be expected to have an adverse effect on the rights of any Linde Entity under this Section 2.2 or (y) take any other action for the purpose of adversely affecting the rights of the Linde Entities under this Section 2.2, in each case without the prior written approval of Linde.

(e)                                  As a condition to the Linde Nominee’s nomination for election as a director of the Company at any annual or special meeting of stockholders of the Company, Linde must provide to the Company, to the same extent as provided with respect to the Company’s other nominees to the Board, such information as is required to be disclosed in proxy statements under applicable law or which is otherwise necessary for the inclusion of the Linde Nominee on the Board’s slate of nominees for election as directors.

(f)                                    For the avoidance of doubt, the delivery of any notice by Linde to the Company pursuant to this Section 2.2 shall not be subject to the provisions of Section 1.10 of the Company’s bylaws or any other similar provisions that may from time to time be set forth in the Company’s bylaws.

2.3                                 Subsidiary Boards; Committees.  Except to the extent prohibited by applicable law or any applicable listing agreement to which the Company shall be a party, at the reasonable request of Linde exercisable by written notice delivered to the Company referencing this Section 2.3, the Linde Director shall be entitled to serve on the board of directors (or equivalent governing body) of each Subsidiary and on each committee of the Board or of the board of directors (or equivalent governing body) of each Subsidiary.  Neither the Board nor any board of directors (or equivalent governing body) of any Subsidiary shall establish any committee without the prior written consent of Linde except to the extent required by law or any applicable listing agreement to which the Company shall be a party.

2.4                                 Compliance.  The Linde Director shall, during the term of his or her service as a director of the Company, comply with the Company’s code of conduct and all other company policies and guidelines applicable generally to directors serving on the Board which have been or are adopted by the Board.

2.5                                 Expense Reimbursement; Indemnification.  The Company shall treat the Linde Director during the term of his or her service as a director of the Company consistent with its treatment of all other non-employee directors on the Board with respect to expense reimbursement and directors and officers liability insurance coverage.  Promptly following the election or appointment of any Linde Nominee to the Board, the Company shall enter into an indemnification agreement with such Linde Director in form and substance consistent with the indemnification agreements then in effect between the Company and the other members of the Board.

3.                                       Miscellaneous.

3.1                                 Rules of Construction.

(a)                                  An accounting term not otherwise defined herein has the meaning assigned to it in accordance with U.S. GAAP;

(b)                                 References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine or neutral reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine or neutral reference, as the case may be;

(c)                                  References to Sections shall refer to sections of this Agreement, unless otherwise specified;

(d)                                 The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)                                  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(f)                                    All monetary figures shall be in United States dollars unless otherwise specified, and any monetary figure in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context which refers to or includes operations conducted principally outside of the United States;

(g)                                 References to “include,” “includes” and “including” in this Agreement shall be deemed to be followed by “, without limitation,” whether or not so specified;

(h)                                 The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if;” and

(i)                                     References to “ordinary course of business” in this Agreement shall mean “ordinary course of business consistent with past practice,” whether or not so specified.

3.2                                 Further Actions.  Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

3.3                               Notices.

(a)                                 Unless otherwise expressly provided herein, all notices, requests, demands, claims and other communications provided for under the provisions of this Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service to the intended recipient at the address set forth below, (ii) facsimile or electronic mail, with confirmation of receipt, to the number or email address of the intended recipient set forth below (provided that a copy is also sent by another permitted method; and provided, further, that delivery to Linde may not be sent by facsimile), (iii) nationally recognized overnight delivery courier service to the intended recipient at the address set forth below, or (iv) registered or certified mail, return receipt requested, postage prepaid, to the intended recipient at the address set forth below:

(i)                                     If to the Company, at the address indicated below, or at such other address as the Company may hereafter designate by written notice to Linde:

Bellerophon Therapeutics, Inc.

53 Frontage Road, Suite 301

Hampton, NJ 08827

Attn:  Chief Executive Officer

Fax:  844-325-6587

Email:  jon.peacock@bellerophon.com

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:  Lia Der Marderosian, Esq.

Fax:  617-526-5000

Email:  lia.dermarderosian@wilmerhale.com

and

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attn:  Richard Hall, Esq.

Fax: 212-474-3700

Email:  rhall@cravath.com

(ii)                                  If to Linde, at the address set forth below, or at such other address as Linde may hereafter designate by written notice to the Company:

Linde North America, Inc.

575 Mountain Avenue

Murray Hill, NJ 07974

Attn:  Jens Luehring

Email:  Jens.Luehring@linde.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attn:  Richard Hall, Esq.

Fax: 212-474-3700

Email:  rhall@cravath.com

(b)                                 Notices shall be deemed to have been received:

(i)                                     If given by personal delivery or by facsimile or electronic transmission, on the day given, if given before 5:00 PM local time on a business day in the jurisdiction of the intended recipient; otherwise on the next business day, provided that receipt of any facsimile or electronic transmission is confirmed by written evidence of delivery of facsimile, electronic confirmation of delivery or written acknowledgment of receipt thereof by the recipient;

(ii)                                  If given by nationally recognized overnight delivery courier service, on the date of delivery indicated in the records of such courier service; and

(iii)                               If given by registered or certified mail, return receipt requested, postage prepaid, on the date of delivery indicated on the return receipt.

3.4                               Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

3.5                               Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties shall be entitled, without any requirement for the securing or posting of any bond with respect to such remedy, to an injunction or injunctions to prevent or restrain any breach, violation or default, or threatened breach, violation or default, of this Agreement and to enforce specifically the terms and provisions hereof exclusively in any state or federal court having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

3.6                               Entire Agreement.  This Agreement, including, to the extent referred to herein, the Certificate of Incorporation and the Voting Agreement, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and undertakings, whether oral or written.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement.

3.7                               Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent, (a) such provision shall be ineffective to the extent, and only to the extent, of such invalidity or unenforceability and shall be enforced to the greatest extent permitted by law; (b) such invalidity or unenforceability with respect to any Person or in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to any other Persons or circumstances or (ii) in any other jurisdiction; and (c) such invalidity or unenforceability shall not affect or invalidate any other provision of this Agreement.

3.8                               Amendments and Waivers.  This Agreement and any of the provisions hereof may be amended, modified or supplemented, in whole or in part, only by written agreement of the parties.  The observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of such breach by any other party hereto, except as otherwise explicitly provided for in the writing evidencing such waiver.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.9                               No Third Party Beneficiaries.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and permitted assigns who comply with the terms hereof and agree in writing to be bound by the provisions hereof) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.  Notwithstanding the foregoing, each Linde Director shall be a third party beneficiary of the provisions of Section 2.5 and shall be entitled to enforce such provisions directly.

3.10                        Assignments.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Company and Linde and their respective successors and permitted assigns.  This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties; provided, that Linde (i) may assign its rights and duties under this Agreement to any other Linde Entity at any time, (ii) at any time prior to the consummation of an Initial Public Offering, may assign its rights and duties under this Agreement to any Person who acquires shares of Common Stock from any of the Linde Entities and (iii) at any time following the consummation of an Initial Public Offering, may assign its rights and duties under this Agreement to a Person who acquires, in a transaction other than a Public Offering or a sale pursuant to Rule 144, at least fifty percent (50%) of the aggregate number of shares of Common Stock owned, directly or indirectly, by the Linde Entities as of immediately prior to the consummation of such transaction (any Person described in the foregoing clauses (i) through (iii), an “Assignee”); provided, further, that no such assignment shall be binding upon or obligate the Company to any such Assignee unless and until such Assignee delivers to the Company (a) a written notice stating the name and address of such Assignee and identifying the shares of Common Stock owned by such Assignee and (b) a written instrument by which such Assignee agrees to be bound by the provisions of this Agreement applicable to the Linde Entities to the same extent as if such Assignee were a party hereto.  Upon any assignment in accordance with this Section 3.10, the Assignee shall succeed to, and be substituted for, and may exercise every right and power of, the assigning Linde Entity under this Agreement.

3.11                        Jurisdiction; Waiver of Jury Trial.

(a)                                 Jurisdiction.  Subject to Section 3.5, any action, suit or proceeding against any party to this Agreement arising out of or relating to this Agreement shall be brought in any federal or state court sitting in the Borough of Manhattan in the City of New York in the State of New York, and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such action, suit or proceeding.  A final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  To the extent that service of process by mail or by nationally recognized overnight delivery courier service is permitted by applicable law, each party irrevocably consents to the service of process in any such action, suit or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, return receipt request or by nationally recognized overnight delivery courier service to such party at its address for notices provided for in Section 3.3.  Each party irrevocably waives and agrees not to assert (i) any objection which it may ever have to the laying of venue of any such action, suit or proceeding in any federal or state court located in New York County in the State of New York, and (ii) any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 Waiver of Jury Trial.  EACH PARTY IRREVOCABLY WAIVES, TO THE EXTENT LAWFUL, AND AGREES NOT TO ASSERT ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT.

3.12                        Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  A signature delivered by facsimile or electronic transmission shall be deemed to be an original signature for all purposes under this Agreement.

3.13                        Adjustments.  Wherever in this Agreement there is a reference to a specific number or percentage of shares of Common Stock, then upon the occurrence of any subdivision, combination, stock split, reverse split, stock dividend or other recapitalization of the Company, the specific number or percentage of shares of Common Stock so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding Common Stock by such subdivision, combination, stock split, reverse split, stock dividend or other recapitalization.

3.14                        Attorneys’ Fees.  In the event that any action, suit or proceeding is brought for the purpose of determining or enforcing the right of any party or parties hereunder, the party or parties prevailing in such action, suit or proceeding shall be entitled to recover from the other party or parties all reasonable costs and expenses incurred by the prevailing party or parties in connection with such action, suit or proceeding, including reasonable attorneys’ fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

BELLEROPHON THERAPEUTICS, INC.

By:
Name: Jonathan M. Peacock
Title: President and Chief Executive Officer

LINDE:

LINDE NORTH AMERICA, INC.

By:
Name:
Title:

[Signature Page to Linde Stockholders Agreement]